UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2007/ December 13, 2007

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On December 13, 2007, Domtar Corporation (“the Company”) announced the closure of its mill in Port Edwards, Wisconsin as well as the reorganization of production at its Dryden, Ontario facility. These measures will result in a permanent reduction of the Company’s annual production capacity by approximately 342,000 tons. Operations at the Port Edwards mill are expected to cease in the second quarter of 2008. The reorganization of operations at the Dryden, Ontario mill is expected to be consummated by mid-January 2008. The Company’s press release dated December 13, 2007 is attached hereto as exhibit 99.1.

These measures result from the Company’s on-going review of its overall production capacity following the combination of the Weyerhaeuser Fine Paper Business facilities with those of Domtar Inc.

As a result of these decisions, the total pre-tax charge to earnings is estimated to be between $117 million and $125 million, of which an estimated $105 million to $109 million is non cash and primarily relates to the write off of the Dryden paper machine and converting equipment to be closed. Of the pre-tax cash charge of approximately $12 million to $16 million, $7 million to $9 million relates to severance and employee benefits and the remaining $5 million to $7 million relates to other costs such as dismantling and training costs. Of the total pre-tax cash charge, $12 million to $14 million is expected to be incurred in 2008 and 2009 after the closure of the mills. As such, the pre-tax impact on 2007 earnings is estimated to be between $105 million and $111 million.

Further to the above, the Company will incur cash expenditures in the amount of $20 million to $22 million mainly related to severance at the Port Edwards mill. These cash expenditures are reflected in the Company’s estimate of the fair value of assets acquired and liabilities assumed as part of its acquisition of Domtar Inc and as such will not affect earnings.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibits 99.1: Press release of Domtar Corporation, dated December 13, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary

Date: December 18, 2007

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Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release of Domtar Corporation, dated December 13, 2007.

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